OPERATING AGREEMENT

OF

GB SCIENCES NEVADA LLC

This Operating Agreement (“Agreement”) of GB Sciences Nevada LLC (the “Company”), a limited liability company organized pursuant to Chapter 86 of the Nevada Revised Statutes, is entered into and shall be effective as of the 14th day of April, 2014, by and among the Company and the persons or entities executing this Agreement as Members.

ARTICLE I
FORMATION; OFFICES

Section 1.01                      Organization.  The Members have organized the Company as a Nevada limited liability company pursuant to the provisions of the Act.

Section 1.02                      Agreement, Effect of Inconsistencies with Act.  If any provision of this Operating Agreement is prohibited or ineffective under the Act, this Operating Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act.

Section 1.03                      Name.  The name of the Company is GB Sciences Nevada LLC (the “Company”).

Section 1.04                      Term.  The Company shall continue perpetually, unless sooner dissolved by law or agreement of the Members.

Section 1.05                      Registered Agent and Office.  The registered agent for the service of process and the registered office shall be as reflected in the Articles of Organization as filed in the office of the Nevada Secretary of State.  The Board of Managers, may, from time to time, change the registered agent or office through appropriate filings with the Nevada Secretary of State.  In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Board of Managers shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.

Section 1.06                      Principal Office.  The Principal Office of the Company shall be at the location designated by the Board of Managers.  The Principal Office may be changed from time to time by the Board of Managers, upon which change the Board of Managers shall thereupon give notice to the Members of such new location.

ARTICLE II
DEFINITIONS

For purposes of this Operating Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

Section 2.01                      Act.   Chapter 86 of the Nevada Revised Statutes and all amendments thereto.

Section 2.02                      Additional Member.  A Member other than a Substitute Member who has acquired Membership Units of the Company and has been admitted as a Member as provided in this Operating Agreement.

Section 2.03                      Articles.  The Articles of Organization of the Company as properly adopted and amended from time to time by the Members and filed with the Nevada Secretary of State.

Section 2.04                      Assignee.  A party to whom Membership Units has been transferred who has not been admitted as a Substituted Member.

Section 2.05                      Bankrupt Member.  A Member who:  (1) has become the subject of an Order for Relief under the United States Bankruptcy Code; and (2) has initiated, either in an original Proceeding or by way of answer in any state insolvency or receivership proceeding, an action for liquidation arrangement, composition, readjustment, dissolution, or similar relief.

Section 2.06                      Board of Managers.  The Board of Managers of the Company as described in Article IV herein.

Section 2.07                      Capital Account.  The account maintained for a Member or Assignee determined in accordance with Article III.

Section 2.08                      Code.  The Internal Revenue Code of 1986 as amended from time to time.

Section 2.09                      Dissociation.  Any action which causes a Member to cease to be Member.

Section 2.10                      Dissociated Member.  A Member who has ceased to be Member.

Section 2.11                      Secretary of State.  The office of the Secretary of State of the State of Nevada.

Section 2.12                      Initial Contribution.  In the first instance the contribution agreed to be made by the initial members as described on the attached Exhibit A, and thereafter the Contribution to be made by an Additional Member, if any.

Section 2.13                      Majority of the Board of Managers.  A per capita majority of the Board of Managers.

Section 2.14                      Managers.  The Managers of the Company appointed by the Members pursuant to Article IV herein.

Section 2.15                      Member.  An individual or entity holding Membership Units of the Company,  other than an Assignee or Dissociated Member, which is at times referred to herein as a Member, Substituted Member or an Additional Member of the Company.

Section 2.16                      Member Nonrecourse Liability.  Any Company Liability to the extent the liability is nonrecourse under Nevada law, and on which a Member or Related Person bears the economic risk of loss because, for example, the Member or Related Person is the creditor or a guarantor.

Section 2.17                      Membership Units.  A Unit of interest in the Company as defined in Article III herein.

Section 2.18                      Net Losses.  The losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.

Section 2.19                      Net Profits.  The income and gains of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting adopted by the Company and as reported separately or in the aggregate, as appropriate, on the tax return of the Company filed for federal income tax purposes.  Net Profits includes taxable income, capital gain, and income exempt from taxation.

Section 2.20                      Operating Agreement.  This Operating Agreement including all amendments adopted in accordance with this Operating Agreement.

Section 2.21                      Person.  An individual, trust, estate, or any incorporated or unincorporated organization permitted to be a Member of a limited liability company under the laws of the State of Nevada.

Section 2.22                      Regulations.  Except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of Department of the Treasury under the Code as such regulations may be lawfully changed from time to time.

Section 2.23                      Related Person.  A person having a relationship to a Member that is described in Section  1.752-4(b) of the Regulations.

Section 2.24                      Substitute Additional Member.  A Substitute Additional Member is an Assignee of an Additional Member who has been admitted to all of the rights of Membership pursuant to this Operating Agreement.  Unless otherwise expressly provided in this Operating Agreement, the term Additional Member shall also refer to and include Substitute Additional Members.

Section 2.25                      Taxing Jurisdiction.  Any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member's share of the income or gain attributable to the Company.

ARTICLE III
RIGHTS, DUTIES, AND MEETINGS OF MEMBERS

Section 3.01 Management and Voting Rights of Members; Membership Units.

(a)           Voting Rights.  Except as expressly set forth in this Operating Agreement, all authority to manage the Company shall reside in the Board of Managers appointed by the Members.  All decisions submitted to the Members by the Board of Managers or reserved for a vote of the Members shall be decided by a vote of the Members with each Membership Unit held by the Members entitled to one vote.

(b)           Membership Units.  Each Member’s undivided interest in the capital of the Company shall be represented by Membership Units. Each Membership Unit shall represent an interest in the capital of the Company and shall be identical in all respects to every other Membership Unit.

(c)           Authorized Number of Membership Units.  The Board of Managers are authorized to issue up to One Million (1,000,000) Membership Units.  The authorized number of Units may be increased by an amendment to this Agreement upon a Super-Majority vote of the Board of Managers.

(d)            Form of Certificate.  All Membership Units shall be certificated.  Each Member shall be entitled to one or more certificates signed by the Board of Managers which shall certify the Membership Units held by the Member in the Company.

(e)            Lost, Stolen or Destroyed Certificate.  The Company may issue a new certificate of Membership Units in place of any certificate previously issued by it and alleged to have been lost, stolen or destroyed.  The Board of Managers may, in its  discretion, require the owner or the owner’s legal representative, to give the Company a bond containing such terms as the Board of Managers may require to protect the Company or any person injured by the execution and delivery of a new certificate.

Section 3.02 Contributions, Capital Accounts; Dispositions of Membership Units; Distributions in Respect of Tax Obligations.

(a)           Initial Contributions.  The Initial Contribution of each Member shall be the purchase price to be paid for that Member’s Membership Units as set forth on Exhibit A attached hereto.

(b)           Return of Contributions.  No Member shall be entitled to demand a return of any contribution to the Company except as approved by the Board of Managers.

(c)            Transfer of Membership Units.  Subject to the laws of the State of Nevada, the terms of this Operating Agreement and the Member Buy-Sell Agreement between the Members, Membership Units shall be transferable upon the books of the Company by the holders thereof, upon surrender and cancellation of certificate(s) for a like or lesser percentage of Membership Units, all in accordance with the terms and conditions pertaining to the transfer or assignment of Membership Units provided in this and other agreements.  The certificate shall be duly executed with an assignment and power of transfer endorsed thereon or attached thereto and with such proof of the authenticity of the signatures to such assignment and power of transfer as the Company may reasonably require.

(d)           Legend on Certificates.  Each Certificate shall bear a legend referring to the restrictions on transfer in this Operating Agreement in a form determined by the Board of Managers.

(e)           Maintenance of Capital Accounts.  The Company shall establish and maintain a Capital Account for each Member and Assignee.  Each Member's Capital Account shall be increased by (1) the amount of any money actually contributed by the Member to the capital of the Company; (2) the fair market value of any property (other than money) contributed, as determined by the Company and the Contributing Member at arm's length at the time of contribution (net of liabilities assumed by the Company or subject to which the Company takes such property, within the meaning of Section 752 of the Code); and (3) the Member's share of Net Profits and of any separately allocated items of income or gain except adjustments of the Code (including income and gain exempt from tax and adjustments to income and gain as a result of a revaluation or in connection with property contributed in the manner described in Section 1.704-1(b)(2)(iv)(g) to reflect the difference between the book value and the adjusted basis of Company property, but excluding allocations of income and gain described in Section 1.704-1(b)(4)(i) of the Regulations under which such difference is reflected for tax purposes).  Each Member's Capital Account shall be decreased by (1) the amount of any Money distributed to the Member by the Company; (2) the fair market value of any property distributed to the Member, as determined by the Company and the Member receiving the distribution at arm's length at the time of distribution (net of liabilities of the Company assumed by the Member or subject to which the Member takes such property within the meaning of Section 752 of the Code); and (3) the Member's share of Net Losses and of any separately allocated items of Net Loss (including adjustments for depreciation, depletion, amortization, and loss as a result of a Revaluation or in connection with property contributed in the manner described in Section 1.704-1(b)(2)(iv)(g) to reflect the difference between the book value and the adjusted basis of Company property, but excluding allocations of depreciation, depletion, amortization, and loss described in Section 1.704-1(b)(4)(i) of the Regulations under which such difference is reflected for tax purposes).

(f)           Sale or Exchange of Interest.  In the event of a sale or exchange of some or all of a Member’s Membership Units, the Capital Account of the Transferring Member shall become the Capital Account of the Assignee, to the extent it relates to the portion of the Membership Units transferred.

(g)           Revaluation of Company Property.  The Capital Accounts of the Members shall be increased or decreased to reflect a revaluation of Company property (including intangible assets such as goodwill) on the Company's books in connection with a revaluation event.  Upon such revaluation:  (1) the book value of Company property shall be adjusted based on the fair market value of Company property (taking Section 7701(g) of the Code into account) on the revaluation date; (2) the unrealized income, gain, loss, or deduction inherent in such Company property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members as if there were a taxable disposition of such Company property for such fair market value on the revaluation date.

(h)           Compliance with Section 704(b) of the Code.  The provisions of this Section 3.01 as they relate to the maintenance of Capital Accounts are intended, and shall be construed, and, if necessary, modified to cause the allocations of profits, losses, income, gain and credit to have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code, in light of any distributions and Contributions made.  Notwithstanding anything herein to the contrary, this Operating Agreement shall not be construed as creating a deficit restoration obligation or otherwise personally obligate any Member or Assignee to make a Contribution in excess of the Initial Contribution and any additional Contribution of the Member.

(i)           Distributions in Respect of Tax Obligations.  On or before April 5th, June 5th and September 5th of each year the Company shall prepare an estimate of its net taxable income for the year pursuant to the Code and shall make a tax distribution to each Member pursuant to the following formula (the “Current Year Tax Obligation Formula”):

(The highest marginal tax rate then in effect pursuant to the Code x a Member’s anticipated taxable income from the Company for the current year) minus the previous tax distributions made to a Member during the current year

If the result of the Current Year Tax Obligation Formula is a negative number or zero no distribution shall be made in respect of current year tax obligations pursuant to this Section 3.02(i).

Additionally, on or before January 5th of each year the Company shall prepare an estimate of its net taxable income for the prior year pursuant to the Code and, if necessary, shall make a distribution to each Member pursuant to the following formula (the “Prior Year Tax Obligation Formula”):

(The highest marginal tax rate in effect for the prior year x a Member’s anticipated taxable income from the Company for the previous year) minus the distributions made to a Member during the previous year

If the result of the Prior Year Tax Obligation Formula is a negative number or zero no distribution shall be made in respect of prior year tax obligations pursuant to this Section 3.02(i).

Finally, the Company shall prepare its tax return for each year and provide a copy of the return to each Member by February 28th of the following year.  On or before April 5th of each year the Company shall, if necessary, make a tax distribution to each Member based upon the Prior Year Tax Obligation Formula using the each Member’s taxable income as reflected on the Form 1065 K-1 for the prior year. If the result of the Prior Year Tax Obligation Formula is a negative number or zero no distribution shall be made in respect of prior year tax obligations pursuant to this Section 3.02(i).

The distributions in respect of tax obligations made pursuant to this Section 3.02(i) shall have priority over any other distributions or payments made to the Members or payments related to repayment of debt owed to a Member or an affiliate of a Member or a Related Person.

“Anticipated taxable income” as used in this Section 3.02(i) shall not refer to income from guaranteed payments, if any, or salary, if any.

Section 3.03 Place of Meetings of Members.  All meetings of Members shall be held either at the Principal Office of the Company or at any other place within or without the State of Nevada which may be designated either by the Board of Managers pursuant to authority hereinafter granted to said Board, or by the written consent of all Members entitled to vote thereat, given before the meeting and filed with the secretary of the Company.

Section 3.04  Special Meetings.  It is not necessary to have a regularly called annual meeting of Members.  Special meetings of the Members, for any purpose or purposes whatsoever, may be called at any time by the Board of Managers, or if the holders of Membership Units representing at least forty-five (45%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting make a written demand for the meeting to the Board of Managers.  Notice of such special meetings shall be given 25 days in advance of the meeting.  Notices of any special meeting shall specify, in addition to the place, day and hour of such meeting, a description of the purpose or purposes of the meeting.

Section 3.05  Waiver of Notice.  A Member’s attendance at or participation in a meeting waives any required notice to the Member of the meeting.

Section 3.06  Quorum and Action.  The presence in person or by proxy of persons entitled to vote a majority of the Membership Units at any meeting shall constitute a quorum for the transaction of business.  Every act or decision done or made by a majority of the Members present at a meeting duly held at which a quorum is present shall be regarded as the act of the Members, unless a greater number be required by law, this Agreement or by the Articles of Organization.

Section 3.07  Action Without Meeting.  Any action which under any provision of the Act may be taken at a meeting of the Members, may be taken without a meeting if authorized by a writing filed with the Board of Managers signed unanimously by the Members.

Section 3.08  Meetings by Telecommunication.  Any special meeting of the Members may be conducted through the use of any means of communication that allows persons participating in the meeting to hear one another.

Section 3.09  Dissociation of Members.

(a)           Dissociation.  A Member shall cease to be a Member and become a Dissociated Member upon the happening of any of the following events:

(1)           the Member’s becoming a Bankrupt Member;

(2)           in the case of a Member who is a natural person, the death of the Member or the entry of an order by a court of competent jurisdiction adjudicating the Member incompetent to manage the Member’s personal estate;

(3)           in the case of a Member who is acting as a Member by virtue of being a trustee of a trust, the termination of the trust (but not merely the substitution of a new trustee);

(4)           in the case of a Member that is a separate organization other than a corporation, the dissolution and commencement of winding up of the separate organization;

(5)           in the case of a Member that is a corporation, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; or

(6)           in the case of an estate, the distribution by the fiduciary of the estate’s entire interest in the limited liability company.

(b)           Purchase of Dissociated Member’s Membership Units.  Upon the dissociation of a Member, when the Board of Managers elects to continue the business of the Company, the Company shall, subject to the provisions of the Act, elect one of the two following provisions:

(1)           The Disassociated Member’s Membership Units shall be purchased by the Company for a purchase price equal to the aggregate fair market value of such Membership Units.  The purchase price of such interest shall be paid by the Company to the Member in cash within 60 days of determination of the aggregate fair market value or, at the Company’s option, said debt may be evidenced by a promissory note bearing interest at the WSJ Prime Rate which rate shall not be less than 8% per annum, which shall be amortized evenly over five (5) years, or paid earlier if there is a sale or other disposition of all of the assets of the Company; or

(2)           The Dissociated Member, or Assignee of Dissociated Member’s Membership Units, shall hold the Dissociated Member’s Membership Units as an Assignee.

(c)           Purchase Price of Dissociated Member’s Membership Units.  The fair market value of a Member’s Membership Units to be purchased by the Company pursuant to this Operating Agreement shall be determined by agreement between the Dissociated Member (or the Assignee of the Dissociated Member’s Membership Units, as the case may be) and the Company, which agreement is subject to approval by the Board of Managers.  For this purpose, the fair market value of the Dissociated Member’s Membership Units shall be computed as the amount which could reasonably be expected to be realized by such Member upon the sale of the Company’s assets in the ordinary course of business at the time of Dissociation.  If the Dissociated Member (or the Assignee of the Dissociated Member’s Membership Units, as the case may be) and the Company cannot agree upon the fair market value of such Membership Units within thirty (30) days, the fair market value thereof shall be determined by appraisal, the Company and the terminated Member each to choose one appraiser and the two appraisers so chosen to choose a third appraiser.  The decision of a majority of the appraisers as to the fair market value of such Membership Units shall be final and binding and may be enforced by legal proceedings.  The Dissociated Member and the Company shall each compensate the appraiser appointed by it and the compensation of the third appraiser shall be borne equally by such parties.

(d)           Damages.  The provision set forth herein shall not effect any claim for damages the Company may have against the Dissociated Member if such Dissociation is in violation of this Operating Agreement.  The Company shall have the right to offset any payments due under this Article by any damages that the Company may incur as a result of a Dissociation of a Member in contravention of this Operating Agreement.

Section 3.10  Valuation of Membership Units.  During any valuation of Membership Units pursuant to this Agreement , no Units shall ever be assigned a lower value due to the fact that the Units comprise or are part of a minority interest.  In addition, no Units shall ever assigned a greater value due to the fact that the Units comprise or are part of a majority interest.

Section 3.11  Assignees.  If a Member sells, assigns or otherwise transfers, whether voluntarily or involuntarily, its Membership Units in the Company to a third party other than an existing Member without the prior written consent and approval of a Super-Majority of the Board of Managers, then that third party shall be an Assignee.  An Assignee’s Membership Units shall not have voting rights on any matter whatsoever nor shall an Assignee’s Membership Units be entitled to rights of first refusal or rights to purchase a Dissociated Member’s units without prior written consent from a Super-Majority of the Board of Managers.  An Assignee shall receive the same rights to distributions as Members and Substitute Members.  An Assignee may be admitted as a Substitute Additional Member by a Super-Majority of the Board of Managers.

Section 3.12  Additional Members.  If the Company issues additional Membership Units to an individual that is not currently a Member or Additional Member, then the purchaser or receiver of the additional Membership Units shall be treated as an Additional Member with all the same rights as Members only if such action is approved by a Super-Majority of the Board of Managers prior to the issuance of said Membership Units.  If Membership Units are issued without approval by the Super-Majority of the Board of Managers to an individual other than a Member or Additional Member, then the owner of those Membership Units shall be an Assignee.

Section 3.13                        Sale or Transfer of Membership Units.  All dispositions of Membership Units not authorized by this Operating Agreement are void ab initio.  No Member shall sell or transfer any Membership Units or any part thereof, nor enter into any agreement as a result of which any person or entity may become interested therein, unless the transferring Member shall have first made an offer to sell such Membership Units first to the Company, which shall have the first right purchase, and to the other Members, who shall have the second right, by giving written notice of the terms and conditions of such proposed sale or transfer and the name and address of the proposed bona fide purchaser or transferee to the Company, which shall distribute such notice to the other Members.  Such written offer shall contain:  (a) the number of Membership Units to be sold or transferred; (b) the name and address of both the selling or transferring Member and the proposed bona fide purchaser; and (c) the sales or transfer price and all terms of payment thereof.  The Company shall have sixty (60) days after receipt of such notice to purchase the Membership Units of the selling Member on the terms and conditions stated.  If such right to purchase is not exercised by the Company, the other Members shall have sixty (60) days after expiration of the Company’s option to purchase the Membership Units of the selling Member on the terms and conditions stated.

The Board of Managers shall first vote to determine if the Company should purchase the Membership Units and, if the vote is against the Company purchasing such Membership Units, the Members may purchase such Units in proportion to their interests as shown on Exhibit “A” or, if not all Members wish to purchase the Units, those who do shall purchase in proportion to their interests as part of the purchasing group unless otherwise agreed.

No new Member shall be admitted to the Company without the prior written consent of all of the Members.

The interest of a Member may be transferred (i) upon death, by testamentary disposition, by intestate succession, or by gift to members of the immediate family, or (ii) pursuant to an adjudication of insanity or incompetency of such Member in any judicial proceeding or the commitment of such Member to a mental institution.  Notwithstanding the foregoing, the transferee of an interest of a Member transferred as described in this paragraph shall not become a substituted Member hereunder but shall be entitled only to receive the share of profits, losses and distributions to which its transferor would have been entitled.

Section 3.14  Transfer of Membership Interests in GBS Nevada Partner LLC.  Any transfer, pledge or hypothecation of a membership interest in GBS Nevada Partner LLC to a person other than an affiliate of the transferring member, must be approved by the Board of Managers of GB Sciences Nevada LLC or be subject to the right of first refusal restrictions and the transfer restrictions of this Agreement and the Member Buy-Sell Agreement between the Members as though it was Membership Units of GB Sciences Nevada LLC being transferred.  For purposes of this Section 3.14, an affiliate of the transferring member shall mean any individual related by blood, marriage, or adoption or any entity that is controlled by the applicable transferring member.

Section 3.15  Net Profit and Net Loss Allocation.  Following distributions for tax reimbursement purposes, Net Profit and cash approved for distribution by the Board of Managers shall be allocated and distributed to the Members pro rata to Membership Units held.  Net Loss shall be allocated pro rata to Membership Units held with the proviso that at such time as GBS Nevada Partners LLC has been allocated Net Loss equal to its total capital contribution, all subsequent Net Loss shall  be allocated to Growblox Sciences, Inc.

ARTICLE IV
MANAGERS; BOARD OF MANAGERS

Section 4.01.  Number and Qualification of Managers.  The Managers shall serve as a Board of Managers.  The authorized number of Managers shall be five until changed by amendment of this Operating Agreement.   At all times the number serving on the Board of Managers shall be an odd number.

Section 4.02.  Election and Term of Office.  Two of the Mangers shall be appointed by GBS Nevada Partners LLC or its successor in interest holding 45% of the issued and outstanding Membership Units of the Company.  Three of the Managers shall be appointed by Growblox Science, Inc. or its successor in interest holding 55% of the issued and outstanding Membership Units of the Company.  All Managers shall hold office at the pleasure of the Member which appointed them and may be replaced by the Member, in its sole discretion, which appointed them at any time and for any reason.

Section 4.03.  Powers.  Subject to limitation of the Articles of Organization, of this Operating Agreement, and of the Act as to actions which shall be authorized or approved by the Members, and subject to the duties of the Managers as prescribed by this Operating Agreement, all Company powers shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Board of Managers, whose authority shall generally be comparable to that of a board of directors of a corporation.  Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the Board of Managers shall have the following powers, to wit:

(a)           To select and remove a Director of Operations that will oversee the day to day business operations of the Company and to fix their compensation and establish their duties and responsibilities.

(b)           To conduct, manage and control the affairs and business of the Company, and to make such rules and regulations therefor not inconsistent with law, or with the Articles of Organization or the Operating Agreement, as they may deem best.

Section 4.04.  Place of Meetings.  Meetings of the Board of Managers shall be held at any place within or without the State of Nevada which has been designated from time to time by resolution of the Board of Managers or by written consent of all Members of the Board of Managers.  In the absence of such designation, meetings shall be held at the principal office of the Company.

Section 4.05.  Special Meetings.  Special meetings of the Board of Managers for any purpose or purposes shall be called at any time by any two Managers.

Written notice of the time and place of special meetings shall be hand delivered to each Manager or sent to each Manager by email at Manager’s email address as it is shown upon the records of the Company.  All notices sent via email or personally delivered shall be sent or delivered at least forty-eight (48) hours prior to the time of the meeting.

Section 4.06.  Waiver of Notice.  A Manager’s attendance at or participation in a meeting waives any required notice to the Manager of the meeting.  It is also the right of all of the Managers to waive notice in writing of the meeting whether or not the applicable Managers attend the meeting.

Section 4.07.  Quorum and Action.  A majority of the Managers shall be necessary to constitute a quorum for the transaction of business.  Every act or decision done or made by a majority of the Managers present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Managers, unless a greater number be required by law or by the Articles of Organization.  The foregoing notwithstanding, the following actions may not be taken without the approval of the Board of Managers and cannot be approved by the Board of Managers except upon the affirmative vote of a Super-Majority of the Board of Managers:  (1) the sale of substantially all of the assets of the Company; (2) any decision to materially alter the business focus or operations of the Company; (3) to issue Membership Units of the Company in addition to those set forth on Exhibit A as being issued to the Initial Members of the Company; (4) to borrow money or otherwise obligate the Company directly or indirectly with regard to any credit facility; or (5) pledge or otherwise encumber the assets of the Company or any part thereof in connection with any liability for which the Company or any third party is obligated.  Without limiting the generality of the foregoing, any action that results in or could result in a dilution of membership percentage for any of the Members requires a Super-Majority of the Board of Managers approval.  For purposes of this Agreement, a Super-Majority approval of the Board of Managers shall mean the affirmative vote of four of its five members.

Section 4.08.  Action Without Meeting.  Any action required or permitted to be taken by the Board of Managers under any provision of the Act and under this Operating Agreement may be taken without a meeting if all of the Managers of the Company shall individually or collectively consent in writing to such action.  Such written consent or consents shall be filed with the Minutes of the proceedings of the Board of Managers.  Such action by written consent shall have the same force and effect as the unanimous vote of the Managers.

Section 4.09.  Meeting by Telecommunication.  Members of the Board of Managers may participate in a meeting of the Board by any means of communication by which all persons participating in the meeting can hear each other during the meeting, and participation in a meeting under this Section shall constitute presence in person at the meeting.

ARTICLE V
OFFICERS

Section 5.01.  Officers.  The officers of the Company shall consist of a Director of Operations.  The Company may also have other officers as determined by the Board of Managers.

Section 5.02.  Election.  The officers of the Company shall be chosen by the Board of Managers and shall serve at the pleasure of the Board of Managers or pursuant to contract as entered into by the Board of Managers.

ARTICLE VI
MISCELLANEOUS

Section 6.01  Inspection of Company Records.  The Membership Unit register or duplicate Membership Unit register, the books of account, the Operating Agreement, and minutes of proceedings of the Members and the Board of Managers and of executive committees of Managers shall be open to inspection upon at least five (5) days written notice by any Member, at any reasonable time, and for a purpose reasonably related to the Member’s interests as a Member. Such inspection may be made in person or by agent or attorney, and shall include the right to make extracts.  Demand of inspection other than at a Members’ meeting shall be made in writing upon the Director of Operations.

Section 6.02  Contract, Etc., How Executed.  The Board of Managers, except as otherwise provided in the Operating Agreement, may authorize any officer or officers, agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Company, and such authority may be general or confined to specific instances; and unless so authorized by the Board of Managers, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit to render it liable for any purpose or to any amount.

Section 6.03  Loans and Encumbrances.  No loan or advance shall be contracted on behalf of the Company, and no property of the Company shall be mortgaged, pledged, hypothecated, transferred or conveyed as security for the payment of any loan, advance, indebtedness or liability, unless and except as authorized by a Super-Majority of the Board of Managers.  Any such authorization may be general or confined to specific instances.

Section 6.04                      Entire Agreement.  This Operating Agreement represents the entire agreement among all the Members and between the Members and the Company.

Section 6.05                                No Partnership Intended for Non-tax Purposes.  The Members have formed the Company under the Act, and expressly do not intend hereby to form a partnership under state law, although the aforementioned statement shall have no effect on the Company’s status as a partnership, or otherwise, under the Internal Revenue Code.  The Members do not intend to be partners one to another, or partners as to any third party.  To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

Section 6.06.  Rights of Creditors and Third Parties under Operating Agreement.  This Operating Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assignees.  This Operating Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person.  Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Operating Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

Section 6.07  Applicable Law.  This Operating Agreement, and application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Nevada.  Any suit to enforce the terms hereof shall be brought only in the State of Nevada.

Section 6.8  Unenforceability.  If any term, provision or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the rest of the Agreement shall remain in full force.

Section 6.9  Binding Agreement.  This Agreement shall be binding upon the parties hereto, their successors, heirs, devisees, assigns, legal representatives, executors and administrators.

Section 6.10  Captions.  Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision thereof.

Section 6.11  Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

Section 6.12  Counterparts.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

Section 6.13  Tax Elections.  The Board of Managers may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

Section 6.14  Tax Matters Partner.  The Board of Managers shall designate a Manager to serve as the tax matters partner of the Company pursuant to Section 6231(a)(7) of the Code, and shall take such action as may be necessary to cause such Mananger to become a notice partner within the meaning of Section 6223 of the Code.  Any Member who is a designated tax matters partner may not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of the Board of Managers.

Section 6.15  Right of First Refusal.   GBS Nevada Partners LLC shall have a first right of refusal to participate in all Nevada opportunities with respect to new dispensaries, grow and production facilities, and all other opportunities that arise out of the legalization of medical and recreational marijuana in Nevada that Growblox Science, Inc. participates in outside of the Company.  However, Growblox Science, Inc. shall have no obligation to initiate any such opportunities nor to fund or capitalize any such opportunities, except in the sole discretion of Growblox Science, Inc.   GBS Nevada Partners LLC would be required to fund its participation to the same extent as any other participating party in the new opportunity.

Section 6.16  Valuation of Membership Interest.  GBS Nevada Partners LLC’s Membership Interest shall be equally valued on a percentage basis to Growblox Science, Inc.’s Membership Interest in the event Growblox Science, Inc. pursues and receives a buyout offer from a third party buyer.  In no event shall GBS Nevada Partners LLC’s Membership Interest or any part thereof ever receive a lessor valuation due to the fact it is a minority interest.

Section 6.17  Fiscal Year.  The fiscal year of the Company shall be the calendar year.

Section 6.18  Member Buy-Sell Agreement.  Any conflict between the provisions of this Agreement and the provisions of a Member Buy-Sell Agreement between the Members of the Company shall be resolved in favor of the provisions of the Member Buy-Sell Agreement.

Section 6.19  Loan.  Growblox Sciences, Inc. shall loan the Company up to $3,750,000 subject to Board of Managers’ approval of the budget for the expenditure of the loan proceeds, for the purpose of funding the initial business operations of the Company.  Interest shall accrue on the unpaid principal balance of the loan at the rate of 8% per annum.  The Company may amortize the loan in its discretion out of free cash flow after distributions are made for estimated tax payments pursuant to section 3.02(i).

ARTICLE VII
AMENDMENTS

Section 7.01  Power of Members.  A new Operating Agreement may be adopted or this Operating Agreement may be amended or repealed only by the vote of a Super-Majority of the Board of Managers and a majority of the Members.

IN WITNESS WHEREOF, we have hereunto set our hands effective as of the Effective Date.

MEMBERS

Growblox Science, Inc.

/s/ Craig Ellins                                                                                                               4-14-2014
____________________________                                                             _______________
By: Craig Ellins                                                                                                                 Date
Title: CEO

/s/ Steven Weldon                                                                                                         4-14-14
____________________________                                                                _______________
By: Steven Weldon                                                                                                         Date
Title: CFO

GBS Nevada Partners LLC

/s/ James D. Hammer                                                                                                     4-14-14
____________________________                                                                _______________
By: James D. Hammer                                                                                                      Date
Title: Member/Manager

/s/ James M. Meservey                                                                                               4-14-2014
____________________________                                                                _______________
By: James M. Meservey                                                                                                 Date
Title: Manager

EXHIBIT A

INITIAL MEMBER UNITS AND CONTRIBUTIONS

Member	Initial Contribution	Membership Units
Growblox Science, Inc.	$137,500	550,000
GBS Nevada Partners LLC	$112,500	450,000

EXHIBIT B

INITIAL MANAGERS

Initial Mangers appointed to the Board of Managers by Growblox Science, Inc. are: Craig Ellins, Steven Weldon and Bruce Raben.

Initial Mangers appointed to the Board of Managers by GBS Nevada Partners LLC are:  Jim Hammer and Bruce Familian.